Exhibit (e)(2)
                     AMENDMENT TO DISTRIBUTION AGREEMENT
                             Dated  July 24, 2002


	The Distribution Agreement (the "Agreement") dated October 14, 1999, by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Corporation"), for the Hawaii Municipal Fund series and the Hawaii Intermediate Fund series and First Pacific Securities, Inc., a Hawaii corporation, is amended as follows:


        FIRST:	Pursuant to Section 12 of the Agreement, the Agreement is
hereby
amended to apply to the following series: Hawaii Municipal Fund Investor Class, Hawaii Intermediate Fund Investor Class and Hawaii Municipal Fund Institutional Class. All references to any series of the Corporation will be called the "Fund" unless expressly noted otherwise.

	SECOND:	The foregoing amendments to the Agreement have been duly
approved by at least a majority of the entire Board of Directors of the Company. The amendments are limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Agreement Amendment will become effective on July 24,
2002.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

						FIRST PACIFIC MUTUAL FUND, INC.


						By:  __/s/ Terrence K.H. Lee
							Terrence K.H. Lee, President


						Attest:  /s/ Jean M. Chun
							Jean M. Chun, Secretary


        					FIRST PACIFIC SECURITIES, INC.


						By:  __/s/ Terrence K.H. Lee
							Terrence K.H. Lee, President


						Attest:  /s/ Jean M. Chun
							Jean M. Chun, Secretary